THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

CONSENT

I  HEREBY CONSENT to the inclusion of my name in connection with the amended Form S-1 Registration Statement filed with the Securities and Exchange Commission as attorney having passed on the legality of the units, warrants, and shares of common stock being offered for sale by Wolverine Exploration Inc. and 64,630,000 shares of common stock being offered by certain selling shareholders named therein.

DATED this 9th day of September 2008.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

/s/ Conrad C. Lysiak

By:
Conrad C. Lysiak